Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

JOSEPH HENRY TO JOIN AXIS CAPITAL AS CHIEF FINANCIAL OFFICER

Pembroke, Bermuda, May 18, 2012 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that Joseph Henry will join the Company as Chief Financial Officer on June 18, 2012. Mr. Henry will also join the Company’s Executive Committee and report directly to Albert Benchimol, President and Chief Executive Officer of AXIS Capital.

Mr. Henry will continue to serve as Executive Vice President and Chief Financial Officer at XL Insurance, a position he has held since 2006, until he retires on May 31, 2012. From the time he joined XL in 2003 until 2006, Mr. Henry served as the Global Controller for XL Global Service and as the Corporate Controller for XL Capital. Prior to joining XL, Mr. Henry served in various capacities at Meadowbrook Insurance Group including Chief Operating Officer and Chief Financial Officer. Mr. Henry began his career at KPMG where he became an Audit Partner before leaving to join the Hanover Insurance Companies as its CFO and Treasurer in 1987. Mr. Henry is a CPA and holds a B.B.A. in Accounting from Bernard M. Baruch College in New York.

Albert Benchimol, President and Chief Executive Officer of AXIS Capital, commented: “I am delighted that we have attracted such a highly seasoned professional to the position of Chief Financial Officer at AXIS Capital. With over 20 years of experience in finance and operations leadership roles in the insurance industry, Joe brings significant international finance and operations expertise as well as proven management skills to his new position. I am pleased to welcome Joe and look forward to having him work closely with me and our colleagues at AXIS Capital.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2012 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com